EXHIBIT 2.1
IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

In re:	)	Chapter 11
)
DURA AUTOMOTIVE SYSTEMS, INC., et al.	)	Case No. 06-11202 (KJC)
	)	(Jointly Administered)
)
Debtors.	)
THE DEBTORS’ REVISED JOINT PLAN OF REORGANIZATION UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE (WITH FURTHER TECHNICAL AMENDMENTS)

KIRKLAND & ELLIS LLP	RICHARDS, LAYTON & FINGER, P.A.
Marc Kieselstein, P.C.	Daniel J. DeFranceschi (Bar No. 2732)
Roger J. Higgins	Jason M. Madron (Bar No. 4431)
Ryan Blaine Bennett	One Rodney Square
200 East Randolph Drive	920 North King Street
Chicago, Illinois 60601	Wilmington, Delaware 19801

Counsel for the Debtors and Debtors-in-Possession
Dated: May 12, 2008

i

ii

THE DEBTORS’ REVISED JOINT PLAN OF REORGANIZATION UNDER
CHAPTER 11 OF THE BANKRUPTCY CODE (WITH FURTHER TECHNICAL AMENDMENTS)
     Pursuant to title 11 of the United States Code, 11 U.S.C. §§ 101 et seq., the debtors and debtors-in-possession in the above-captioned and numbered cases hereby respectfully propose the following revised joint plan of reorganization under chapter 11 of the Bankruptcy Code.
ARTICLE I.
DEFINED TERMS AND RULES OF INTERPRETATION
A. Rules of Interpretation
     1. For purposes herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) any reference herein to a contract, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit having been filed or to be filed shall mean that document or exhibit, as it may thereafter be amended, modified or supplemented; (d) unless otherwise specified, all references herein to “Articles” are references to Articles hereof or hereto; (e) the words ‘‘herein,’’ “hereof” and ‘‘hereto’’ refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; and (h) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules shall have the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be.
     2. The provisions of Fed.R.Bankr.P. 9006(a) shall apply in computing any period of time prescribed or allowed hereby.
     3. All references herein to monetary figures shall refer to currency of the United States of America, unless otherwise expressly provided.
B. Defined Terms
     Unless the context otherwise requires, the following terms shall have the following meanings when used in capitalized form herein:
     1. “Accrued Professional Compensation” means, at any given moment, all accrued and/or unpaid fees and expenses (including, but not limited to: (a) success fees; and (b) fees or expenses allowed or awarded by a Final Order of the Bankruptcy Court or any other court of competent jurisdiction) for legal, financial advisory, accounting and other services and reimbursement of expenses that are awardable and allowable under sections 328, 330(a) or 331 of the Bankruptcy Code or otherwise rendered prior to the entry of the Confirmation Order by all Retained Professionals in the Chapter 11 Cases that the Bankruptcy Court has not denied by a Final Order, to the extent that any such fees and expenses have not been previously paid regardless of whether a fee application has been filed for any such amount. To the extent that the Bankruptcy Court or any higher court denies by a Final Order any amount of a Retained Professional’s fees or expenses, then those amounts shall no longer be Accrued Professional Compensation.
     2. “Administrative Claims” means Claims that have been timely filed, pursuant to the deadline and procedure set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court), for costs and expenses of administration under sections 503(b), 507(b) or 1114(e)(2) of the Bankruptcy

Code, including, but not limited to: (a) the actual and necessary costs and expenses incurred after the Petition Date of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries or commissions for services and payments for goods and other services and leased premises); (b) Accrued Professional Compensation; (c) all fees and charges assessed against the Estates under chapter 123 of title 28 United States Code, 28 U.S.C. §§ 1911-1930; and (d) fees and expenses payable prior to entry of the Confirmation Order under the New Money Second Lien Loan and Exit Credit Facility.
     3. “Affiliate” has the meaning set forth at section 101(2) of the Bankruptcy Code.
     4. “Allowed” means, with respect to any Claim or Equity Interest, except as otherwise provided herein: (a) a Claim or Equity Interest that has been scheduled by the Debtors in their schedules of liabilities as other than disputed, contingent or unliquidated and as to which Debtors or other party-in-interest has not filed an objection by the Claims Objection Bar Date; (b) a Claim or Equity Interest that either is not Disputed or has been allowed by a Final Order; (c) a Claim or Equity Interest that is allowed: (i)  in any stipulation of amount and nature of Claim executed prior to the entry of the Confirmation Order and approved by the Bankruptcy Court; (ii)  in any stipulation with Debtors of amount and nature of Claim or Equity Interest executed on or after the entry of the Confirmation Order; or (iii) in or pursuant to any contract, instrument, indenture or other agreement entered into or assumed in connection herewith; (d) a Claim or Equity Interest that is allowed pursuant to the terms hereof; or (e) a Disputed Claim as to which a proof of claim has been timely filed and as to which no objection has been filed by the Claims Objection Bar Date.
     5. “Avoidance Actions” means any and all avoidance, recovery, subordination or other actions or remedies that may be brought on behalf of the Debtors or their estates under the Bankruptcy Code or applicable non-bankruptcy law, including, without limitation, actions or remedies under sections 510, 542, 543, 544, 545, 547, 548, 549, 550, 551, 552 and 553 of the Bankruptcy Code, and including the Second Lien Litigation.
     6. “Bankruptcy Code” means title I of the Bankruptcy Reform Act of 1978, as amended from time to time, as set forth in sections 101 et seq. of title 11 of the United States Code, and applicable portions of titles 18 and 28 of the United States Code.
     7. “Bankruptcy Court” means the United States District Court for the District of Delaware, having jurisdiction over the Chapter 11 Cases and, to the extent of any reference made pursuant to section 157 of title 28 of the United States Code and/or the General Order of the District Court pursuant to section 151 of title 28 of the United States Code, the United States Bankruptcy Court for the District of Delaware.
     8. “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, promulgated under 28 U.S.C. § 2075, the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware, the Local Rules of Civil Practice and Procedure of the United States District Court for the District of Delaware, and general orders and chambers procedures of the Bankruptcy Court, each as applicable to the Chapter 11 Cases and as amended from time to time.
     9. “Base Rate” has the meaning ascribed to it in the Prepetition Second Priority Credit Agreement (as that term is defined in the Final DIP Orders).
     10. “Business Day” means any day, other than a Saturday, Sunday or “legal holiday” (as that term is defined in Fed.R.Bankr.P. 9006(a)).
     11. “Canadian Creditor Distribution” means Cash to be distributed pro rata to holders of Allowed Canadian General Unsecured Claims pursuant to the Plan equal to the higher of (a) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Canadian Information Officer’s report dated March 31, 2008; or (b) the median value of the Canadian Operating Debtor’s assets in a liquidation as detailed in the Liquidation Analysis.

     12. “Canadian General Unsecured Claims” means Other General Unsecured Claims against the Canadian Operating Debtor. 1
     13. “Canadian Information Officer” means RSM Richter Inc., as information officer in the Canadian Proceedings, which provides the Ontario Superior Court of Justice with updates on material activities in the Chapter 11 Cases.
     14. “Canadian Operating Debtor” means Dura Automotive Systems (Canada), Ltd.
     15. “Canadian Proceedings” means those proceedings commenced when the Debtors filed for creditor protection under the Companies’ Creditors Arrangement Act, as amended, in the Ontario Superior Court of Justice on the Petition Date, administered under commercial court file number 06-CL-6712.
     16. “Canadian Recognition Order” means an order in the Canadian Proceedings recognizing and giving full effect to the Plan.
     17. “Cash” means legal tender of the United States of America or the equivalent thereof, including bank deposits, checks, and readily marketable securities or instruments issued by an Entity, including, without limitation, readily marketable direct obligations of, or obligations guaranteed by, the United States of America, commercial paper of domestic corporations carrying a Moody’s rating of “A” or better, or equivalent rating of any other nationally recognized rating service, or interest bearing certificates of deposit or other similar obligations of domestic banks or other financial institutions having a shareholders’ equity or capital of not less than one hundred million dollars ($100,000,000) having maturities of not more than one (1) year, at the then best generally available rates of interest for like amounts and like periods.
     18. “Causes of Action” means all claims, actions, causes of action, choses in action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, remedies, rights of set-off, third-party claims, subrogation claims, contribution claims, reimbursement claims, indemnity claims, counterclaims, and crossclaims (including, but not limited to, all claims and any avoidance, recovery, subordination or other actions against insiders and/or any other entities under the Bankruptcy Code, including Avoidance Actions and all such matters set forth in Article VI.F and Article IX.D) of any of the Debtors, the Debtors-in-Possession, and/or the Estates (including, but not limited to, those actions set forth in the Plan Supplement) that are or may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date against any entity, based in law or equity, including, but not limited to, under the Bankruptcy Code, whether direct, indirect, derivative, or otherwise and whether asserted or unasserted as of the date of entry of the Confirmation Order.
     19. “Chapter 11 Cases” means cases commenced when the Debtors each filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code on the Petition Date, jointly administered under case number 06-11202 (KJC), with the following case numbers: 06-11202, 06-11203, 06-11204, 06-11205, 06-11206, 06-11207, 06-11208, 06-11209, 06-11210, 06-11211, 06-11212, 06-11213, 06-11214, 06-11215, 06-11216, 06-11217, 06-11218, 06-11219, 06-11220, 06-11221, 06-11222, 06-11223, 06-11224, 06-11225, 06-11226, 06-11227, 06-11228, 06-11229, 06-11230, 06-11231, 06-11232, 06-11233, 06-11234, 06-11235, 06-11236, 06-11237, 06-11238, 06-11239, 06-11240, 06-11241, 06-11242 and 06-11243.
     20. “Claim” means a “claim” (as that term is defined in section 101(5) of the Bankruptcy Code) against a Debtor.
     21. “Claims Objection Bar Date” means the bar date for objecting to proofs of claim, which shall be one year after the Effective Date; provided, however, that the Reorganized Debtors may seek additional extensions of this date from the Bankruptcy Court.

[1]	As provided herein and in the Disclosure Statement, no Claims, other than Intercompany Claims, are pending against the Other Canadian Debtors.

     22. “Class” means a category of holders of Claims or Equity Interests as set forth in Article III pursuant to section 1122(a) of the Bankruptcy Code.
     23. “Commitment Letter” means that certain letter, dated [___], 2008, by which the Commitment Parties are committing to provide funding for the New Money Second Lien Loan.
     24. “Commitment Parties” means those non-Debtor parties to the Commitment Letter.
     25. “Compensation and Benefits Programs” means all employment and severance agreements and policies, and all compensation and benefit plans, policies, and programs of the Debtors applicable to their employees, former employees, retirees and non employee directors and the employees, former employees and retirees of their subsidiaries, including, without limitation, all savings plans, retirement plans, health care plans, disability plans, severance benefit agreements and plans, incentive plans, deferred compensation plans and life, accidental death and dismemberment insurance plans.
     26. “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.
     27. “Convertible Preferred Stock” means convertible preferred stock of New Dura, issued subject to the terms and conditions set forth in that certain Certificate of Designations of Series A Redeemable Voting Mandatorily Convertible Preferred Stock of Dura Automotive Systems, Inc. Pursuant to Section 151 of the General Corporation Law of the State of Delaware, to be executed by New Dura on the Effective Date, attached as an exhibit to the Plan Supplement.
     28. “Convertible Subordinated Debentures” means those certain 7.5% convertible subordinated debentures due March 31, 2028, issued pursuant to the Convertible Subordinated Indenture by Dura Automotive Systems, Inc.
     29. “Convertible Subordinated Indenture” means that certain Junior Convertible Subordinated Indenture, dated as of March 20, 1998, by and among Dura Automotive Systems, Inc. (as issuer), and The First National Bank of Chicago (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.
     30. “Convertible Subordinated Indenture Trustee” means the “Trustee” (as that term is defined in the Convertible Subordinated Indenture).
     31. “Convertible Subordinated Indenture Trustee Fees” means reasonable, documented fees, disbursements, advances and expenses (including professional fees and expenses) of the Convertible Subordinated Indenture Trustee payable under the Convertible Subordinated Indenture.
     32. “Convertible Trust Guarantees” means, collectively: (a) that certain Guarantee Agreement relating to preferred securities issued by Dura Automotive Systems Capital Trust, by and among Dura Automotive Systems, Inc. (as guarantor), and The First National Bank of Chicago (as guarantee trustee), dated March 20, 1998; and (b) that certain Guarantee Agreement relating to common securities issued by Dura Automotive Systems Capital Trust, by and among Dura Automotive Systems, Inc. (as guarantor), and The First National Bank of Chicago (as guarantee trustee), dated March 20, 1998.
     33. “Creditors’ Committee” means the official committee of unsecured creditors for the Chapter 11 Cases appointed by the United States Trustee for the District of Delaware, pursuant to section 1102 of the Bankruptcy Code, on November 8, 2006 [Docket No. 170],
November 9, 2006 [Docket No. 188], and December 7, 2006 [Docket No. 373].
     34. “Debtors” or “Debtors-in-Possession” means, collectively, Adwest Electronics Inc., Atwood Automotive, Inc., Atwood Mobile Products, Inc., Automotive Aviation Partners, LLC, Creation Group Holdings, Inc., Creation Group Transportation, Inc., Creation Group, Inc., Creation Windows, Inc., Creation Windows, LLC, Dura Aircraft Operating Company, LLC, Dura Automotive Canada ULC, Dura Automotive Systems (Canada), Ltd., Dura Automotive Systems Cable Operations, Inc., Dura Automotive Systems, Inc., Dura Automotive Systems of

Indiana, Inc., Dura Brake Systems, L.L.C., Dura British Columbia ULC; Dura Cables North LLC, Dura Cables South LLC, Dura Canada LP, Dura Fremont L.L.C., Dura Gladwin L.L.C., Dura Global Technologies, Inc., Dura G.P., Dura Holdings Canada LP, Dura Holdings ULC, Dura Mancelona L.L.C., Dura Operating Canada LP, Dura Operating Corp., Dura Services L.L.C., Dura Shifter L.L.C., Dura Spicebright, Inc., Kemberly, Inc., Kemberly, LLC, Mark I Molded Plastics of Tennessee, Inc., Patent Licensing Clearinghouse L.L.C., Spec Temp, Inc., Trident Automotive Canada Co., Trident Automotive, L.L.C., Trident Automotive, L.P., Trident Automotive Limited, and Universal Tool & Stamping Company, Inc.
     35. “DIP Agents” means, collectively, the “Postpetition Agents” and “Agents” (as each of those terms are defined in the Final DIP Orders.
     36. “DIP Facility” means, collectively, the “Postpetition Revolving Credit Agreement,” “Replacement Term DIP Credit Agreement,” “Revolver DIP Facility,” “Replacement Term DIP Facility,” “Replacement Term DIP Credit Documents,” and applicable “Postpetition Financing Documents” (as each of those terms is defined in the Final DIP Orders).
     37. “DIP Lenders” means, collectively, the “Postpetition Revolving Loan Lenders” and “Replacement Term DIP Lenders” (as each of those terms is defined in the Final DIP Orders).
     38. “Disclosure Statement” means the Disclosure Statement for the Debtors’ Revised Joint Plan of Reorganization under Chapter 11 of the Bankruptcy Code, dated March 31, 2008 [Docket No. 3071], prepared and distributed in accordance with the Bankruptcy Code, Bankruptcy Rules, and any other applicable law, and approved by the Bankruptcy Court in the Scheduling and Disclosure Statement Order, as it is amended, supplemented, or modified from time to time.
     39. “Disputed” means, with respect to any Claim or Equity Interest, any Claim or Equity Interest: (a) listed on the Schedules as unliquidated, disputed or contingent, unless a proof of Claim has been timely filed; (b) as to which a Debtor or Reorganized Debtor has interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules; or (c) as otherwise disputed by a Debtor or Reorganized Debtor in accordance with applicable law, which objection, request for estimation or dispute has not been withdrawn or determined by a Final Order.
     40. “DTC” means The Depository Trust Company.
     41. “Effective Date” means the date selected by the Debtors that is a Business Day after the entry of the Confirmation Order on which: (a) no stay of the Confirmation Order is in effect; and (b) all conditions specified in Article VIII.A have been (i) satisfied or (ii) waived pursuant to Article VIII.B.
     42. “Entity” means an “entity” (as that term is defined in section 101(15) of the Bankruptcy Code).
     43. “Equity Interest” means any equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to: (a) any common equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to, all issued, unissued, authorized or outstanding shares of common stock, together with any warrants, options or legal, contractual or equitable rights to purchase or acquire such interests at any time; and (b) any preferred equity interest in a Debtor that existed immediately prior to the Petition Date, including, but not limited to, all issued, unissued, authorized or outstanding shares of preferred stock, together with any warrants, options or legal, contractual or equitable rights to purchase or acquire such interests.
     44. “Estate” means the estate of a Debtor created on the Petition Date by section 541 of the Bankruptcy Code.
     45. “Exculpated Parties” means, collectively, the Debtors, current and former officers and directors of the Debtors that served as officers or directors as of the Petition Date or thereafter, Reorganized Debtors, Canadian Information Officer, DIP Lenders, DIP Agents, Commitment Parties, First Lien Lenders, Second Lien Lenders, Senior Notes Indenture Trustee, Subordinated Notes Indentures Trustee, Convertible Subordinated Indenture Trustee, Creditors’ Committee and members thereof, and each of their respective Representatives (each of the foregoing in its individual capacity as such).

     46. “Exit Credit Facility” means the credit facility or facilities to be entered into by certain of the Reorganized Debtors after consultation with the Creditors’ Committee and Second Lien Group on the Effective Date.
     47. “Fee Auditor Order” means that order appointing a fee auditor and establishing procedures related to Retained Professionals’ compensation, entered by the Bankruptcy Court on December 22, 2006 [Docket No. 439].
     48. “Final DIP Orders” means (i) that certain Final Order (i) Authorizing Debtors to Obtain Postpetition Financing Pursuant to Sections 363 and 364 of Bankruptcy Code, (ii) Granting Liens and Superpriority Claims to Postpetition Lenders Pursuant to Section 364 of Bankruptcy Code, (iii) Authorizing Use of Cash Collateral Pursuant to Section 363 of Bankruptcy Code, (iv) Providing Adequate Protection to Prepetition Lenders Pursuant to Sections 361, 362, 363 and 364 of Bankruptcy Code and (v) Directing Repayment of Certain Prepetition Indebtedness, entered on November 21, 2006 [Docket No. 284] (as amended by Docket Nos. 1975, 2555 and 2695, and as same may be further amended, supplemented or otherwise modified from time to time) and (ii) that certain Final Order (I) Authorizing Debtors to Obtain Replacement and Additional Postpetition Term Loan Financing Pursuant to Sections 363 and 364 of the Bankruptcy Code (II) Granting Liens and Superpriority Claims to Postpetition Lenders Pursuant to Section 364 of the Bankruptcy Code (III) Authorizing the Use of Cash Collateral Pursuant to Section 363 of the Bankruptcy Code and (IV) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001, entered on February 21, 2008 [Docket No. 2826] (as same may be amended, supplemented or otherwise modified from time to time), respectively.
     49. “Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction with respect to the subject matter, which has not been reversed, stayed, modified or amended, and as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or has otherwise been dismissed with prejudice.
     50. “First Lien Lenders” means, collectively, “Prepetition First Priority Agents” and “Prepetition First Priority Lenders” (as each of those terms is defined in the Final DIP Orders).
     51. “General Unsecured Claims” means Claims against any Debtor that are neither Administrative Claims, DIP Facility Claims, Priority Tax Claims, Other Priority Claims, Other Secured Claims, Second Lien Facility Claims, Section 510 Subordinated Claims, nor Equity Interests.
     52. “Impaired” means, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.
     53. “Intercompany Claims” means Claims held by a Debtor or Affiliate of the Debtors against another Debtor or Affiliate of the Debtors.
     54. “Liquidation Analysis” means that certain liquidation analysis attached as Exhibit I to the Disclosure Statement.
     55. “Management Equity Incentive Plan” means that certain compensation program consisting of grants of equity, restricted stock or options in an amount of up to 10% of the capital stock of New Dura, the terms of which program are to be determined by the New Board or any compensation committee thereof as soon as reasonably practicable after the Effective Date.
     56. “New Board” means, as of the Effective Date, the initial board of directors of New Dura as set forth in the Plan Supplement.
     57. “New Common Stock” means the common stock of New Dura.
     58. “New Common Stock Price” means the $10.00 per share price of New Common Stock as of the Effective Date.

     59. “New Dura” means that certain corporation formed under the laws of Delaware after the date of the Disclosure Statement and on or prior to the Effective Date.
     60. “New Dura Holdings” means that certain corporation formed under the laws of Delaware after the date of the Disclosure Statement and on or prior to the Effective Date that is a wholly-owned subsidiary of New Dura.
     61. “New Dura Opco” means that certain corporation formed under the laws of Delaware after the date of the Disclosure Statement and on or prior to the Effective Date that is a wholly-owned subsidiary of Dura Holdings.
     62. “New Organizational Documents” means, collectively: (a) new certificates of incorporation, certificates of organization or limited partnership certificates that may be necessary or appropriate for the Reorganized Debtors to file in their respective states of organization; (b) by-laws, operating agreements, partnership agreements and any other corporate, constituent or organizational documents that may be necessary or appropriate to adopt or file in connection with the incorporation or formation of the Reorganized Debtors; and (c) any registration rights agreement to be entered into on or prior to the Effective Date.
     63. “New Money Second Lien Loan” means a secured term loan entered into by certain of the Reorganized Debtors on the terms set forth in the Commitment Letter.
     64. “Nominee” means an entity authorized to hold securities in DTC on behalf of beneficial owners.
     65. “Original Plan” means the Debtors’ Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code dated September 28, 2007 [Docket No. 1924].
     66. “Other Canadian Debtors” means Dura Automotive Canada ULC, Dura British Columbia ULC, Dura Canada LP, Dura Holdings Canada LP, Dura Holdings ULC, Dura Operating Canada LP, and Trident Automotive Canada Co., Trident Automotive, Ltd.
     67. “Other General Unsecured Claims” means General Unsecured Claims that are neither Senior Notes Claims, Subordinated Notes Claims, nor Convertible Subordinated Debentures Claims.
     68. “Other Priority Claims” means Claims accorded priority in right of payment under section 507(a) of the Bankruptcy Code, other than Priority Tax Claims.
     69. “Other Secured Claims” means Secured Claims against the Debtors not specifically described herein; provided, however, that Other Secured Claims shall not include DIP Facility Claims or Second Lien Facility Claims.
     70. “Pension Plans” means each of the following pension plans sponsored by the Debtors and covered by Title IV of the Employee Retirement Income Security Act of 1974 (as amended), to the extent such pension plans have not been assumed by a successor to a portion of the business of the Debtors on or prior to the Effective Date: (a) Dura Master Pension Plan (EIN-PN: 382961431/001); (b) Dura Automotive Systems, Inc. Mancelona Union-Represented Employees’ Pension Plan (EIN-PN: 382961431/004); (c) Atwood Mobile Products Inc. Supplementary Retirement Plan (EIN-PN: 364334203/005); and (d) Dura Retirement Plan For La Grange Bargaining Employees
(EIN-PN: 364334203/024).
     71. “Petition Date” means October 30, 2006.
     72. “Plan” means this revised joint plan of reorganization under chapter 11 of the Bankruptcy Code, either in its present form or as it may be altered, amended, modified or supplemented from time to time in accordance with the Bankruptcy Code, the Bankruptcy Rules or herewith, as the case may be, and the Plan Supplement, which is incorporated herein by reference.
     73. “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to be filed no later than fifteen (15) days prior to the hearing at which the Bankruptcy Court considers whether to confirm the Plan, as it may thereafter be altered, amended, modified or supplemented from time to time in accordance with the terms hereof and in accordance with the Bankruptcy Code and the Bankruptcy Rules, comprising, without limitation, the following documents: (a) the New Organizational Documents; (b) the list of Debtor mergers to be consummated on the Effective Date; (c) a description of retained Causes of Action (including those representing exceptions to the release provisions of Article IX.B) which may be amended or supplemented; (d) to the extent known, the identity of New Board members and the nature of any compensation for any member of the New Board who is an “Insider” under the Bankruptcy Code; (e) the list of executory contracts and unexpired leases to be assumed (including associated cure amounts, if any); (f) the list of executory contracts and unexpired leases to be rejected; (g) the list of unexpired directors’ and officers’ liability insurance policies; (h) the list of Compensation and Benefits Programs to be assumed as amended pursuant to Article V.F.2 or otherwise; and (i) the list of Compensation and Benefits Programs to be rejected. All documents, schedules and exhibits contained in the Plan Supplement must be reasonably acceptable to the Creditors’ Committee and Second Lien Group.
     74. “Priority Tax Claims” means Claims of governmental units of the kind specified in section 507(a)(8) of the Bankruptcy Code.
     75. “Punitive Damage Claims” means Claims for punitive damages that have been or may be asserted against a Debtor in litigation initiated on or prior to the Petition Date and that have been subordinated by an order of the Bankruptcy Court to Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims and Other General Unsecured Claims.
     76. “Releasees” means, collectively, the Debtors, current and former officers and directors of the Debtors as of the Petition Date or thereafter, Reorganized Debtors, Canadian Information Officer, Commitment Parties, DIP Lenders, DIP Agent, First Lien Lenders, Second Lien Lenders, Senior Notes Indenture Trustee, Creditors’ Committee and members thereof, and each of their respective Representatives (each of the foregoing in its individual capacity as such).
     77. “Releasing Parties” means, collectively, DIP Lenders, DIP Agent, First Lien Lenders, Second Lien Lenders, Senior Notes Indenture Trustee, Creditors’ Committee and members thereof, and holders of Claims voting to accept the Plan (each of the foregoing being in its individual capacity as such); provided, however, that the Releasing Parties shall not include holders of Claims voting to reject the Plan.
     78. “Reorganized Debtors” means: (a) the Debtors, as reorganized pursuant to and under the Plan or any successor thereto, by merger, consolidation, or otherwise, on or after the Effective Date; (b) New Dura; (c) New Dura Holdings; and (d) New Dura Opco.
     79. “Representatives” means, with regard to an Entity, officers, directors, employees, advisors, attorneys, professionals, accountants, investment bankers, financial advisors, consultants, agents (including any administrative or collateral agents under the Exit Credit Facility and the New Money Second Lien Loan) and other representatives (including their respective officers, directors, employees, members and professionals).
     80. “Retained Professional” means an Entity: (a) employed in the Chapter 11 Cases pursuant to a Final Order in accordance with sections 327 and 1103 of the Bankruptcy Code and to be compensated for services rendered prior to the Effective Date, pursuant to sections 327, 328, 329, 330 and 331 of the Bankruptcy Code; or (b) for which compensation and reimbursement has been allowed by the Bankruptcy Court pursuant to section 503(b)(4) of the Bankruptcy Code.
     81. “Schedules” mean the schedules of assets and liabilities, schedules of executory contracts and statements of financial affairs filed and amended by the Debtors pursuant to section 521 of the Bankruptcy Code.
     82. “Scheduling and Disclosure Statement Order” means that certain order approving the Disclosure Statement, entered by the Bankruptcy Court on April 4, 2008 [Docket No. 3069].
     83. “Second Lien Distribution” means shares of Convertible Preferred Stock to be distributed to the holders of Allowed Second Lien Facility Claims pursuant to the Plan.
     84. “Second Lien Facility” means, collectively, the “Prepetition Second Priority Credit Agreement” and “Prepetition Second Priority Financing Documents” (as each of those terms is defined in the Final DIP Orders).

     85. “Second Lien Group” means that certain Second Lien Committee (as that term is defined in the Final DIP Orders), as constituted from time to time.
     86. “Second Lien Lenders” means, collectively, “Prepetition Second Priority Agents,” “Prepetition Second Priority Lenders” and “Second Lien Committee” (as each of those terms is defined in the Final DIP Orders).
     87. “Second Lien Litigation” means, collectively: (a) potential litigation under applicable state law regarding the validity of certain UCC-1 financing statements identified in the Debtors’ Form 8-K report filed with the Securities and Exchange Commission on August 28, 2006; and (b) potential preference litigation under section 547 of the Bankruptcy Code regarding certain UCC-1 financing statements and UCC-1 financing statement amendments identified in the Debtors’ Form 8-K report filed with the Securities and Exchange Commission on
August 28, 2006.
     88. “Section 510 Subordinated Claims” means Claims subordinated to Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims and Other General Unsecured Claims, whether before or after the Effective Date, pursuant to section 510 of the Bankruptcy Code or any other authority, including, but not limited to, Punitive Damage Claims, Claims arising from or based upon the Convertible Trust Guarantees, and any other Claim so subordinated by order of the Bankruptcy Court.
     89. “Secured Claims” means: (a) Claims that are secured by a lien on property in which the Estates have an interest, which liens are valid, perfected and enforceable under applicable law or by reason of a Final Order, or that are subject to setoff under section 553 of the Bankruptcy Code, to the extent of the value of the Claim holder’s interest in the Estates’ interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code; and (b) Claims which are Allowed under the Plan as a Secured Claim.
     90. “Senior Notes” means those certain 8.625% senior notes due April 15, 2012, issued pursuant to the Senior Notes Indenture by Dura Operating Corp.
     91. “Senior Notes Distribution” means, collectively: (a) the Allowed Senior Notes Claims’ pro rata share of the U.S. Unsecured Creditor Equity Distribution; and (b) each of (i) the Allowed Subordinated Notes Claims’ pro rata share of the U.S. Unsecured Creditor Equity Distribution, pursuant to the subordination provisions of the Subordinated Notes Indentures, and (ii) the Allowed Convertible Subordinated Debentures Claims’ pro rata share of the U.S. Unsecured Creditor Equity Distribution, pursuant to the subordination provisions of the Convertible Subordinated Indenture; provided, that, each of the distributions set forth in items (i) and (ii) shall be distributed directly to the holders of Allowed Senior Notes Claims pursuant to the subordination provisions of the Subordinated Notes Indentures and Convertible Subordinated Indenture.
     92. “Senior Notes Indenture” means that certain Indenture, dated as of April 18, 2002, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and BNY Midwest Trust Company (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.
     93. “Senior Notes Indenture Trustee” means the “Trustee” (as that term is defined in the Senior Notes Indenture).
     94. “Subordinated Notes” means those certain 9% senior subordinated notes (all series) due May 1, 2009, issued pursuant to the Subordinated Notes Indentures by Dura Operating Corp.
     95. “Subordinated Notes Indentures” means, collectively: (a) that certain Indenture, dated as of April 22, 1999, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date; (b) that certain Indenture, dated as of April 22, 1999, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date; and (c) that certain Indenture, dated as of June 22, 2001, by and among Dura Operating Corp. (as issuer), certain affiliates of Dura Operating Corp. (as guarantors), and U.S. Bank Trust National Association (as trustee), as amended, supplemented or otherwise modified from time to time through the Petition Date.

     96. “Subordinated Notes Indentures Trustee” means, collectively, each and every “Trustee” (as that term is defined in each Subordinated Notes Indenture).
     97. “Subordinated Notes Indentures Trustee Fees” means reasonable, documented fees, disbursements, advances and expenses (including professional fees and expenses) of the Subordinated Notes Indentures Trustee payable under the Subordinated Notes Indentures.
     98. “Unimpaired” means, with respect to a Claim, Equity Interest, or Class of Claims or Equity Interests, not “impaired” within the meaning of sections 1123(a)(4) and 1124 of the Bankruptcy Code.
     99. “U.S. Debtors” means all Debtors other than Canadian Operating Debtor and the Other Canadian Debtors.
     100. “U.S. Other General Unsecured Claims” means Other General Unsecured Claims filed against the U.S. Debtors.
     101. “U.S. Unsecured Creditor Equity Distribution” means shares of New Common Stock to be distributed to holders of Allowed General Unsecured Claims, other than Canadian General Unsecured Claims, pursuant to the Plan constituting approximately 100% of the New Common Stock.
ARTICLE II.
ADMINISTRATIVE AND PRIORITY CLAIMS
A. Administrative Claims
     Subject to the provisions of sections 328, 330(a) and 331 of the Bankruptcy Code, each holder of an Allowed Administrative Claim will be paid the full unpaid amount of such Allowed Administrative Claim in Cash: (a) on the Effective Date or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due or as soon as practicable thereafter); (b) if such Claim is Allowed after the Effective Date, on the date such Claim is Allowed or as soon as practicable thereafter (or, if not then due, when such Allowed Administrative Claim is due); (c) at such time and upon such terms as may be agreed upon by such holder and the Debtors or the Reorganized Debtors, as the case may be; or (d) at such time and upon such terms as set forth in an order of the Bankruptcy Court; provided, however, that Allowed Administrative Claims comprising obligations incurred in the ordinary course of business or otherwise assumed by a Debtor pursuant hereto will be assumed on the Effective Date, and thereafter, paid or performed by the respective Reorganized Debtor when due in accordance with the terms and conditions of the particular agreements governing any such obligations; provided, further, however that Administrative Claims do not include Claims filed after the applicable deadline set forth in the Confirmation Order (except as otherwise provided by a separate order of the Bankruptcy Court).
B. DIP Facility Claims
     Notwithstanding anything to the contrary herein, on the Effective Date, the Allowed DIP Facility Claims will be paid in full in Cash in accordance with the terms of the DIP Facility, and cash collateral with respect to letters of credit outstanding on the Effective Date shall be provided in accordance with the terms of the DIP Facility, in full and final satisfaction of such Allowed DIP Facility Claims (except those surviving obligations set forth in Article IX.D.4).
C. Priority Tax Claims
     1. On the later of the Effective Date or the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, or, in each such case, as soon as practicable thereafter, each holder of an Allowed Priority Tax Claim due and payable on or prior to the Effective Date will receive on account of such Claim, in accordance with section 1129(a)(9)(C) of the Bankruptcy Code, regular installment payments in Cash: (a) of a total value, as of the Effective Date, equal to the Allowed amount of such Claim; (b) which total value shall include simple interest to accrue on any outstanding balance of such Allowed Priority Tax Claim starting on the Effective Date at the rate of interest determined under applicable nonbankruptcy law pursuant to section 511 of the Bankruptcy Code; and (c) over a period ending not later than 5 years after the Petition Date.
     2. Installment Payments. Any installment payments made pursuant to section 1129(a)(9)(C) of the Bankruptcy Code shall be in equal quarterly Cash payments beginning on the first day of the calendar month following the Effective Date, and subsequently on the first day of each third calendar month thereafter, as necessary. The amount of any Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date, and the rights of the holder of such Claim, if any, to payment in respect thereof shall: (a) be determined in the manner in which the amount of such Claim and the rights of the holder of such Claim would have been resolved or adjudicated if the Chapter 11 Cases had not been commenced; (b) survive after the Effective Date as if the Chapter 11 Cases had not been commenced; and (c) not be discharged pursuant to section 1141 of the Bankruptcy Code. In accordance with section 1124 of the Bankruptcy Code, and notwithstanding any other provision of the Plan to the contrary, the Plan shall not alter or otherwise impair the legal, equitable, and contractual rights of any holder of a Priority Tax Claim that is not otherwise due and payable on or prior to the Effective Date.
D. Other Priority Claims
     On or as soon as practicable after the Effective Date, each holder of an Allowed Other Priority Claim shall receive, in full and final satisfaction of such Claim, one of the following treatments, in the sole discretion of the Debtors: (a) full payment in Cash of its Allowed Other Priority Claim; or (b) treatment of its Allowed Other Priority Claim in a manner that leaves such Claim Unimpaired.
ARTICLE III.
CLASSIFICATION AND TREATMENT OF CLAIMS AND EQUITY INTERESTS
A. Summary
     1. The following table classifies Claims and Equity Interests for all purposes, including voting, confirmation and distribution pursuant hereto and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. The Plan deems a Claim or Equity Interest to be classified in a particular Class only to the extent that the Claim or Equity Interest qualifies within the description of that Class and shall be deemed classified in a different Class to the extent that any remainder of such Claim or Equity Interest qualifies within the description of such different Class. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid or otherwise settled prior to the Effective Date.
     2. Summary of Classification and Treatment of Classified Claims and Equity Interests.

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Deemed to Accept
2	Second Lien Facility Claims	Impaired	Entitled to Vote
3	Senior Notes Claims	Impaired	Entitled to Vote
4	Subordinated Notes Claims	Impaired	Deemed to Reject
5	Other General Unsecured Claims	Impaired	Entitled to Vote
6	Convertible Subordinated Debentures Claims	Impaired	Deemed to Reject
7	Section 510 Subordinated Claims	Impaired	Deemed to Reject
8	Equity Interests	Impaired	Deemed to Reject
B. Classification and Treatment of Claims and Equity Interests
     1. Class 1—Other Secured Claims
          (a) Classification: Class 1 consists of Other Secured Claims.
          (b) Treatment: Each holder of an Allowed Other Secured Claim will be placed in a separate subclass, and each subclass will be treated as a separate class for distribution purposes. On or as soon as practicable after the Effective Date, each holder of an Allowed Other Secured Claim shall receive, in full and final satisfaction of such Claim, in the sole discretion of the Debtors, except to the extent any holder of an Allowed Other Secured Claim agrees to a different treatment, either:
               (i) the collateral securing such Allowed Other Secured Claim;
               (ii) Cash in an amount equal to the value of the collateral securing such Allowed Other Secured Claim; or
               (iii) the treatment required under section 1124(2) of the Bankruptcy Code for such Claim to be reinstated or rendered Unimpaired.
          (c) Voting: Class 1 is Unimpaired, and holders of Other Secured Claims are conclusively deemed to have accepted the Plan. All Other Secured Claims shall be subject to Allowance under the provisions of the Plan, including, but not limited to, Article VII.
     2. Class 2—Second Lien Facility Claims
          (a) Classification: Class 2 consists of Second Lien Facility Claims.
          (b) Treatment: On or as soon as practicable after the Effective Date, each holder of an Allowed Second Lien Facility Claim shall receive in full and final satisfaction of such Claim, its pro rata share of the Second Lien Distribution.
          (c) Voting: Class 2 is Impaired, and holders of Second Lien Facility Claims are entitled to vote to accept or reject the Plan.
     3. Class 3—Senior Notes Claims
          (a) Classification: Class 3 consists of Senior Notes Claims.
          (b) Treatment: On or as soon as practicable after the Effective Date, each holder of a Class 3 Senior Notes Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the Senior Notes Distribution.
          (c) Voting: Class 3 is Impaired, and holders of Senior Notes Claims are entitled to vote to accept or reject the Plan.
     4. Class 4—Subordinated Notes Claims
          (a) Classification: Class 4 consists of Subordinated Notes Claims.
          (b) Treatment: Holders of Subordinated Notes Claims shall neither receive nor retain any property under the Plan, pursuant to the Subordinated Notes Indentures, which subordinate their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Subordinated Notes Claims.
          (c) Voting: Class 4 is Impaired, and holders of Subordinated Notes Claims are conclusively deemed to reject the Plan.
     5. Class 5—Other General Unsecured Claims
          (a) Classification: Class 5 consists of Other General Unsecured Claims.
          (b) Treatment:
               (i) Class 5A—U.S. Other General Unsecured Claims. On or as soon as practicable after the Effective Date, each holder of an Allowed U.S. Other General Unsecured Claims shall receive, in full and final satisfaction of such Claim, its pro rata share of the U.S. Unsecured Creditor Equity Distribution.

               (ii) Class 5B—Canadian General Unsecured Claims. On or as soon as practicable after the Effective Date, each holder of an Allowed Canadian General Unsecured Claim shall receive, in full and final satisfaction of such Claim, its pro rata share of the Canadian Creditor Distribution.
               (iii) If an Allowed Claim is filed against both the Canadian Operating Debtor and a U.S. Debtor the holder of such Allowed Claim shall be entitled, in the alternative, to its pro rata share of either: (a) the Canadian Creditor Distribution; or (b) the U.S. Unsecured Creditor Equity Distribution, whichever is higher.
          (c) Voting: Class 5 is Impaired, and holders of Other General Unsecured Claims are entitled to vote to accept or reject the Plan; provided, however, that Other General Unsecured Claims shall be subject to Allowance under the provisions of the Plan, including, but not limited to, Article VII.
     6. Class 6—Convertible Subordinated Debentures Claims
          (a) Classification: Class 6 consists of Convertible Subordinated Debentures Claims.
          (b) Treatment: Holders of Convertible Subordinated Debentures Claims shall neither receive nor retain any property under the Plan, pursuant to the Convertible Subordinated Indenture, which subordinates their right to payment to the right of holders of Senior Notes Claims to payment in full prior to any distribution being made to holders of Convertible Subordinated Debentures Claims.
          (c) Voting: Class 6 is Impaired, and holders of Convertible Subordinated Debentures Claims are conclusively deemed to reject the Plan.
     7. Class 7—Section 510 Subordinated Claims
          (a) Classification: Class 7 consists of holders of Section 510 Subordinated Claims.
          (b) Treatment: Holders of Section 510 Subordinated Claims shall neither receive nor retain any property under the Plan.
          (c) Voting: Class 7 is Impaired, and holders of Section 510 Subordinated Claims are conclusively deemed to reject the Plan.
     8. Class 8—Equity Interests
          (a) Classification: Class 8 consists of Equity Interests.
          (b) Treatment: Holders of Equity Interests shall neither receive nor retain any property under the Plan.
          (c) Voting: Class 8 is Impaired, and holders of Equity Interests are conclusively deemed to reject the Plan.
C. Subordination
     The treatment of Claims (including, but not limited to, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, and Section 510 Subordinated Claims) and Equity Interests conforms to contractual, legal and equitable subordination rights relating thereto, whether arising under general principles of equitable subordination, section 510 of the Bankruptcy Code, or otherwise.
D. Special Provision Governing Unimpaired Claims
     Except as otherwise provided in the Plan, nothing under the Plan shall affect the Debtors’ or the Reorganized Debtors’ rights in respect of any Unimpaired Claim, including, but not limited to, all rights in respect of legal and equitable defenses to or setoffs or recoupments against any such Unimpaired Claim.

E. Non-Consensual Confirmation
     The Debtors reserve the right to seek confirmation of the Plan under section 1129(b) of the Bankruptcy Code. To the extent that any Class votes to reject the Plan, the Debtors further reserve the right to modify the Plan in accordance with Article XI.D.
ARTICLE IV.
MEANS FOR IMPLEMENTATION OF THE PLAN
A. Substantive Consolidation
     1. The Plan is premised upon substantively consolidating the U.S. Debtors as set forth herein for the limited purposes of confirming and consummating the Plan, including but not limited to voting, confirmation and distribution. Each and every Claim filed or to be filed in the Chapter 11 Cases against any U.S. Debtor shall be considered filed against the consolidated U.S. Debtors and shall be considered one Claim against and obligation of the consolidated U.S. Debtors.
     2. All guaranties by any of the U.S. Debtors of the obligations of any U.S. Debtor arising prior to the Effective Date shall be deemed eliminated under the Plan so that any Claim against any U.S. Debtor and any guaranty thereof executed by any other U.S. Debtor and any joint and several liability of any of the U.S. Debtors shall be deemed to be one obligation of the deemed consolidated U.S. Debtors.
     3. Such substantive consolidation shall not affect any liens or other security interests held by prepetition secured Claim holders.
     4. The Canadian Operating Debtor shall not be substantively consolidated with any other Debtor.
     5. The Other Canadian Debtors shall not be substantively consolidated with any other Debtor.
     6. In the event the Bankruptcy Court authorizes the Debtors to substantively consolidate less than all of the U.S. Debtors’ Estates: (a) the Plan shall be treated as a separate plan of reorganization for each Debtor not substantively consolidated; and (b) the Debtors shall not be required to re-solicit votes with respect to the Plan.
B. Continued Corporate Existence, Vesting of Assets in the Reorganized Debtors, and Mergers
     1. On the Effective Date, all assets of each Estate shall vest in the respective Reorganized Debtor, free and clear of all Claims, Interests, liens, charges or other encumbrances except to the extent otherwise provided herein or in the Confirmation Order.
     2. On the Effective Date or as soon as practicable thereafter, the Debtors or Reorganized Debtors shall consummate, pursuant to section 1123(a)(5)(D) of the Bankruptcy Code, those transactions and sales of property set forth in the Plan Supplement.
     3. On and after the Effective Date, the Reorganized Debtors may engage in any act or activity authorized by the New Organizational Documents, without the Bankruptcy Court’s supervision or approval, and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan or Confirmation Order.
     4. On the Effective Date, any provision in any operating agreements, partnership agreements, limited liability company agreements or any other organizational document (as the same may be amended or restated from time to time) of any Debtor or Reorganized Debtor requiring dissolution, liquidation, or withdrawal of a member upon insolvency, bankruptcy or the filing of Chapter 11 Cases:
          (a) is deemed waived and of no further force and effect;
          (b) any action taken to prevent or revoke such potential dissolution or liquidation by the Debtors or Reorganized Debtors or potential withdrawal of any such Debtors’ or Reorganized Debtors from the applicable limited liability company or partnership is ratified and deemed effective to prevent such dissolution or liquidation and each such Debtor or Reorganized Debtor shall continue its existence regardless of any such provision.
C. Treatment of Intercompany Claims
     On the Effective Date, the Reorganized Debtors shall, at their sole discretion, reinstate or compromise, as the case may be, Intercompany Claims.

D.	Cancellation of Senior Notes, Subordinated Notes, Convertible Subordinated Debentures, and Equity Interests
     1. On the Effective Date, except to the extent otherwise provided herein, all notes, stock, instruments, certificates, and other documents evidencing the Senior Notes Claims, Subordinated Notes Claims, Convertible Subordinated Debentures Claims, Convertible Trust Guarantees and Equity Interests shall be canceled, shall be of no further force, whether surrendered for cancellation or otherwise, and the obligations of the Debtors thereunder or in any way related thereto shall be discharged.
     2. On the Effective Date, except to the extent otherwise provided herein, any indenture relating to any of the foregoing shall be deemed to be canceled, as permitted by section 1123(a)(5)(F) of the Bankruptcy Code, and the obligations of the Debtors thereunder shall be discharged.
     3. As of the Effective Date, the transfer register or ledger maintained by Senior Notes Indenture Trustee for the Senior Notes shall be closed, and there shall be no further changes in the record holders of any Senior Notes.
     4. As of the Effective Date, the transfer register or ledger maintained by Subordinated Notes Indenture Trustee for the Subordinated Notes shall be closed, and there shall be no further changes in the record holders of any Subordinated Notes.
     5. As of the Effective Date, the transfer register or ledger maintained by Convertible Subordinated Indenture Trustee for the Convertible Preferred Securities shall be closed, and there shall be no further changes in the record holders of any Convertible Preferred Securities.
     6. Senior Notes Indenture Trustee Fees. Notwithstanding Article IV.D.2, the Senior Notes Indenture shall continue in effect solely: (a) to allow holders of the Senior Notes Claims to receive distributions provided for hereunder; and (b) to preserve those rights of the Senior Notes Indenture Trustee thereunder (including any right to a lien on property held by the Senior Notes Indenture Trustee) to reasonable compensation and reimbursement for reasonable disbursements, advances and expenses. Compensation and reimbursements payable to the Senior Notes Indenture Trustee shall be paid: (a) within two Business Days of the Effective Date, if invoiced no later than four Business Days prior to the Effective Date (upon which payment any right of the Senior Notes Indenture Trustee under the Senior Notes Indenture to a lien on property it holds shall terminate); and, (b) with regard to reasonable disbursements, advances and expenses incurred in connection with the implementation of the Plan, including the issuance of New Common Stock, within ten Business Days of delivery of an invoice to the Reorganized Debtors.
     7. Subordinated Notes Indentures Trustee Fees
          (a) On or prior to the Effective Date, the Subordinated Notes Indentures Trustee shall submit to the Debtors, Second Lien Group and Creditors’ Committee its invoices with such documentation as is reasonably necessary (and subject to all applicable privileges) to support payment of the Subordinated Notes Indentures Trustee Fees. Any objection to the Subordinated Notes Indentures Trustee Fees must be delivered in writing, containing reasonable specificity as to the nature of the objected-to fees, to each of the Subordinated Notes Indentures Trustee, Debtors, Second Lien Group and Creditors’ Committee within seven Business Days after the submission of such invoice and documentation.
          (b) If no such objection is delivered, then the Reorganized Debtors shall as soon as practicable thereafter, subject to the terms of this Article IV.D.7, reimburse the Subordinated Notes Indentures

Trustee in Cash for the Subordinated Notes Indentures Trustee Fees; provided, however, that in exchange for such payment, the Subordinated Notes Indentures Trustee shall not assert a possessory lien for the same on any distributions provided to and retained by holders of Allowed Class 3 Senior Notes Claims under the Plan; provided, further, however that the Subordinated Notes Indentures Trustee reserves all other rights or arguments to payment other than asserting a possessory lien on any such distributions, and nothing in this Article IV.D.7 or elsewhere in the Plan shall affect or diminish those rights.
          (c) The Debtors or Reorganized Debtors, as the case may be, the Second Lien Group and the Creditors’ Committee shall not object to that portion of the Subordinated Notes Indentures Trustee Fees that is $1,020,000 or less.
          (d) The Debtors or Reorganized Debtors, as the case may be, may not pay that portion of the Subordinated Notes Indentures Trustee Fees to which the Debtors, Second Lien Group or Creditors’ Committee has so objected without either: (i) the consent of each of the Subordinated Notes Indenture Trustee, Second Lien Group and the Creditors’ Committee; or (ii) if such consent is not forthcoming, a further order of the Bankruptcy Court upon a motion by the Subordinated Notes Indentures Trustee.
     8. Convertible Subordinated Indenture Trustee Fees
          (a) On or prior to the Effective Date, the Convertible Subordinated Indenture Trustee shall submit to the Debtors, Second Lien Group and the Creditors’ Committee its invoices with such documentation as is reasonably necessary (and subject to all applicable privileges) to support payment of the Convertible Subordinated Indenture Trustee Fees. Any objection to the Convertible Subordinated Indenture Trustee Fees must be delivered in writing, containing reasonable specificity as to the nature of the objected-to fees, to each of the Convertible Subordinated Indenture Trustee, Debtors, Second Lien Group and Creditors’ Committee within seven Business Days after the submission of such invoice and documentation.
          (b) If no such objection is delivered, then the Reorganized Debtors shall as soon as practicable thereafter, subject to the terms of this Article IV.D.8, reimburse the Convertible Subordinated Indenture Trustee in Cash for the Convertible Subordinated Indenture Trustee Fees; provided, however, that in exchange for such payment, the Convertible Subordinated Indenture Trustee shall not assert a possessory lien for the same on any distributions provided to and retained by holders of Allowed Class 3 Senior Notes Claims under the Plan; provided, further, however that the Convertible Subordinated Indenture Trustee reserves all other rights or arguments to payment other than asserting a possessory lien on any such distributions, and nothing in this Article IV.D.8 or elsewhere in the Plan shall affect or diminish those rights.
          (c) The Debtors or Reorganized Debtors, as the case may be, Second Lien Group and the Creditors’ Committee shall not object to that portion of the Convertible Subordinated Indenture Trustee Fees that is $425,000 or less.
          (d) The Debtors or Reorganized Debtors, as the case may be, may not pay that portion of the Convertible Subordinated Indenture Trustee Fees to which the Debtors, Second Lien Group or Creditors’ Committee has so objected without either: (i) the consent of each of the Convertible Subordinated Indenture Trustee, Second Lien Group and the Creditors’ Committee; or (ii) if such consent is not forthcoming, a further order of the Bankruptcy Court upon a motion by the Convertible Subordinated Indenture Trustee.
E. Issuance of New Securities
     1. On the Effective Date, New Dura shall issue or reserve for issuance all securities required to be issued pursuant hereto.
     2. New Common Stock and Convertible Preferred Stock shall be held through DTC and not distributed in the form of certified stock to the extent possible.

     3. Securities Registration Exemptions
          (a) The U.S. Unsecured Creditor Equity Distribution and the Second Lien Distribution are exempt from registration under applicable securities law to the maximum extent permitted by section 1145 of the Bankruptcy Code.
          (b) The shares of New Common Stock reserved for the Management Equity Incentive Program will be exempt from registration under the Securities Act of 1933 by virtue of section 4(2) thereof or Regulation D promulgated thereunder.
     4. The New Common Stock is subject to dilution by conversion of the Convertible Preferred Stock.
     5. New Dura shall be a publicly reporting company under the Security Exchange Act of 1934, as amended.
F. Creation of Retained Professional Escrow Account
     On the Effective Date, the Reorganized Debtors shall establish an escrow account, funded and maintained by the Reorganized Debtors, with the amount necessary to ensure the payment of all Accrued Professional Compensation.
G. Corporate Governance, Directors and Officers, and Corporate Action
     1. Corporate Action
          (a) Prior to, on or after the Effective Date, as applicable, all matters provided for hereunder that would otherwise require approval of the shareholders, members, managers, partners or directors of the Debtors or Reorganized Debtors shall be deemed to have been so approved and shall be in effect prior to, on or after the Effective Date, as applicable, pursuant to applicable state law, including the general corporation law of the state of Delaware, without any requirement of further action by shareholders, members, directors, managers or partners of the Debtors or Reorganized Debtors.
          (b) The Debtors and the Reorganized Debtors are authorized to execute, deliver, file or record such contracts, instruments, releases and other agreements or documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions hereof and the securities issued pursuant hereto, including, on the Effective Date, the adoption and filing (as necessary) of the New Organizational Documents, the appointment of directors, officers, managers, members and partners for the Reorganized Debtors, consummation of the New Money Second Lien Loan, consummation of the Exit Credit Facility, and all actions contemplated thereby.
          (c) The New Organizational Documents shall, among other things: (a) authorize the issuance of New Common Stock and Convertible Preferred Stock; and (b) prohibit the issuance of non-voting securities pursuant to section 1123(a)(6) of the Bankruptcy Code.
     2. Directors and Officers of the Reorganized Debtors
          (a) The composition of the New Board shall be as set forth in the Plan Supplement.
          (b) The Debtors will disclose in the Plan Supplement, to the extent known: (i) the identity of New Board members; and (ii) the nature of any compensation for any member of the New Board who is an “insider” (as that term is defined in section 101(31) of the Bankruptcy Code).
          (c) The directors, managers, officers and members of the remaining Reorganized Debtors shall be appointed by the New Board on the Effective Date. The Debtors’ current management will continue as the management of the Reorganized Debtors, subject to review of the New Board. Each such director, manager, partner, officer and member shall serve from and after the Effective Date pursuant to the terms of the New Organizational Documents and applicable state corporation law.

H. New Money Second Lien Loan, Alternative Transactions, and Exit Financing
     1. On the Effective Date, New Dura, as a borrower, and certain of the Reorganized Debtors, as guarantors, will consummate the Exit Credit Facility.
     2. On the Effective Date, New Dura, as a borrower, and certain of the Reorganized Debtors, as guarantors, will consummate the New Money Second Lien Loan.
     3. Notwithstanding Article IV.H.2, the Debtors, in the exercise of their fiduciary duties and after consultation with the Second Lien Group and the Creditors’ Committee, may consummate on the Effective Date an alternative transaction that renders the New Money Second Lien Loan, Commitment Letter or Exit Credit Facility no longer practicable if it: (a) constitutes a higher or better offer; (b) results in more favorable economic or other treatment to holders of General Unsecured Claims or Second Lien Facility Claims; and (c) is approved by the Bankruptcy Court on or prior to the date of entry of the Confirmation Order.
     4. From and after the Effective Date, the Reorganized Debtors shall have the right and authority without further order of the Bankruptcy Court to raise additional capital and obtain additional financing as the boards of directors, managers or members, as the case may be, of the applicable Reorganized Debtors deem appropriate.
ARTICLE V.
TREATMENT OF EXECUTORY CONTRACTS, UNEXPIRED LEASES, AND DEFINED BENEFIT PENSION PLANS
A. Assumption and Rejection of Executory Contracts and Unexpired Leases
     1. Any executory contracts and unexpired leases that are listed in the Plan Supplement as executory contracts or unexpired leases to be assumed, or are to be assumed pursuant to the terms hereof, shall be deemed assumed by the Debtors as of immediately prior to the Effective Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such assumptions pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
     2. Any executory contracts and unexpired leases that have not expired by their own terms on or prior to the Effective Date, which the Debtors have not assumed or rejected during the pendency of the Chapter 11 Cases, which are not listed in the Plan Supplement as executory contracts or unexpired leases to be assumed, which are not to be assumed pursuant to the terms hereof, and that are not the subject of a motion pending as of the Effective Date to assume the same, shall be deemed rejected by the Debtors as of immediately prior to the Petition Date, and the entry of the Confirmation Order by the Bankruptcy Court shall constitute approval of any such rejections pursuant to sections 365(a) and 1123 of the Bankruptcy Code.
B. Claims Based on Rejection of Executory Contracts or Unexpired Leases
     All proofs of claim arising from the rejection of executory contracts or unexpired leases must be filed within thirty (30) days after the earlier of: (1) the date of entry of an order of the Bankruptcy Court approving any such rejection; and (2) the Effective Date. Any Claims arising from the rejection of an executory contract or unexpired lease for which proofs of claim are not timely filed within that time period will be forever barred from assertion against the Debtors, Reorganized Debtors, Estates, their successors and assigns, and their assets and properties, unless otherwise ordered by the Bankruptcy Court or as otherwise provided herein. All such Claims shall, as of the Effective Date, be subject to the discharge and permanent injunction set forth in Article IX.E and Article IX.F.
C. Cure of Defaults for Executory Contracts and Unexpired Leases Assumed Pursuant to the Plan
     Any monetary amounts by which any executory contract and unexpired lease to be assumed pursuant to the Plan or otherwise is in default shall be satisfied, pursuant to section 365(b)(1) of the Bankruptcy Code, by payment of the default amount in Cash on or as soon as practicable after the Effective Date or on such other terms as the parties to each such executory contract or unexpired lease may otherwise agree. In the event of a dispute regarding the amount of a cure payment, “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code), or any other matter pertaining to assumption: (1) the Debtors or Reorganized Debtors, as the case may be, retain the right to reject the applicable executory contract or unexpired lease at any time prior to the resolution of the dispute; (2) cure payments shall only be made following the entry of a Final Order resolving the dispute.
D. Indemnification of Directors, Officers and Employees
     As of the Effective Date, all indemnification provisions currently in place (whether in the bylaws, certificates of incorporation, articles of limited partnership, operating agreements, board resolutions, contracts or otherwise) for the current and former directors, managers, members, officers, employees, attorneys, financial advisors, other professionals and agents of the Debtors and their respective Affiliates shall be deemed to have been assumed by the Reorganized Debtors, and shall survive effectiveness of the Plan.
E. Assumption of D&O Insurance Policies
     1. As of the Effective Date, the Reorganized Debtors shall be deemed to have assumed all of the Debtors’ unexpired directors’ and officers’ liability insurance policies pursuant to section 365(a) of the Bankruptcy Code. Entry of the Confirmation Order will constitute the Bankruptcy Court’s approval of the Reorganized Debtors’ foregoing assumption of each of the unexpired directors’ and officers’ liability insurance policies, which policies shall be listed in the Plan Supplement. Notwithstanding anything to the contrary contained in the Plan, confirmation of the Plan shall not discharge, impair or otherwise modify any indemnity obligations assumed by the foregoing assumption of the unexpired directors’ and officers’ liability insurance policies, and each such indemnity obligation will be deemed and treated as an executory contract that has been assumed by the Debtors under the Plan as to which no proof of claim need be filed.
     2. On or before the Effective Date, the Debtors shall obtain sufficient tail coverage for a period of six (6) years under a directors’ and officers’ insurance policy for current and former officers and directors of the Debtors.
F. Compensation and Benefit Programs
     1. Notwithstanding Article V.A, all Compensation and Benefits Programs, except the Pension Plans, which the Reorganized Debtors will continue to sponsor and maintain unless terminated prior to entry of the Confirmation Order, shall be treated as executory contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for:
          (a) Compensation and Benefits Programs specifically rejected pursuant to the Plan (to the extent that any such rejection does not violate the Bankruptcy Code, including, but not limited to, sections 1114 and 1129(a)(13) thereof);
          (b) all employee equity or equity-based incentive plans;
          (c) Compensation and Benefits Programs listed in the Plan Supplement as executory contracts to be rejected;
          (d) Compensation and Benefits Programs that have previously been rejected; and
          (e) Compensation and Benefits Programs that, as of the entry of the Confirmation Order, are the subject of pending rejection procedures or a motion to reject, or have been specifically waived by the beneficiaries of any employee benefit plan or contract.
     2. Any assumption of Compensation and Benefits Programs pursuant to this Article V.F shall be deemed effected without regard to the occurrence of the assumption, Effective Date or consummation of any transaction contemplated hereby or during the Chapter 11 Cases, without triggering any applicable change of control, immediate vesting, termination, or similar provisions therein (unless a Compensation and Benefits Program counterparty timely objects to the assumption contemplated by this Article V.F.2, in which case any such

Compensation and Benefits Program shall be deemed rejected as of immediately prior to the Petition Date). No counterparty shall have rights under a Compensation and Benefits Program assumed pursuant to this Article V.F other than those applicable immediately prior to such assumption.
     3. Notwithstanding anything to the contrary in this Article V.F, the Reorganized Debtors’ obligations, if any, to pay all “retiree benefits” (as that term is defined in section 1114(a) of the Bankruptcy Code) shall continue unless, and to the extent that, any such retiree benefits have been modified in accordance with section 1114 of the Bankruptcy Code.
     4. Notwithstanding anything to the contrary herein, in the event that the Pension Plans do not terminate prior to the entry of the Confirmation Order, all Claims of, or with respect to, the Pension Plans (including any based on fiduciary duties under the Employee Retirement Income Security Act of 1974 (as amended), and those of the Pension Benefit Guaranty Corporation, whether or not contingent, under 29 U.S.C. § 1362(b) for unfunded benefit liabilities, under 29 U.S.C. § 1306(a)(7) for termination premiums, and under 29 U.S.C. § 1362(c) for due and unpaid employer contributions) shall not be discharged, released, exculpated or otherwise affected by the Plan (including Article IX), entry of the Confirmation Order or the Chapter 11 Cases. Notwithstanding anything to the contrary herein, in the event that the Pension Plans do not terminate prior to the entry of the Confirmation Order, obligations of the Debtors under the Pension Plans as of the Effective Date shall become obligations of the Reorganized Debtors and controlled group members.
     5. The Plan Supplement shall contain a non-exclusive list of Compensation and Benefits Programs to be assumed pursuant to this Article V.F.
G. Collective Bargaining Agreements
     Notwithstanding Article V.A, all unexpired collective bargaining agreements shall be treated as executory contracts under the Plan and deemed assumed on the Effective Date pursuant to the provisions of sections 365 and 1123 of the Bankruptcy Code, except for collective bargaining agreements: (1) specifically assumed and assigned pursuant to an order of the Bankruptcy Court; (2) as of the entry of the Confirmation Order, are the subject of pending assumption or rejection procedures or a motion to assume or reject; or (3) as of the entry of the Confirmation Order, are the subject of pending settlement proceedings or a motion to authorize a settlement.
H. Workers’ Compensation Programs
     As of the Effective Date, the Debtors and the Reorganized Debtors shall continue to honor their obligations (including administering and paying any and all valid claims for benefits and liabilities) under the terms and conditions of: (1) all applicable workers’ compensation laws in states in which the Debtors and the Reorganized Debtors operate; and (2) the Debtors’ and Reorganized Debtors’ written contracts, agreements, agreements of indemnity, self-insurance workers’ compensation plans, self-insurer workers’ compensation bonds, policies, programs, and plans for workers’ compensation and workers’ compensation insurance. All proofs of Claim on account of workers’ compensation shall be deemed withdrawn automatically and without any further notice to or action, order, or approval of the Bankruptcy Court; provided, however, that nothing in the Plan shall limit, diminish, or otherwise alter the Debtors’ or Reorganized Debtors’ defenses, Causes of Action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs, and plans; provided, further, that nothing herein shall be deemed to impose any obligations on the Debtors in addition to what is provided for under applicable state law.
ARTICLE VI.
PROVISIONS GOVERNING DISTRIBUTIONS
A. Distributions for Claims Allowed as of the Effective Date
     Except as otherwise provided herein or as may be ordered by the Bankruptcy Court, the Debtors, or the Reorganized Debtors, as the case may be, shall make distributions on the Effective Date or as soon as reasonably practicable thereafter on account of all Allowed Claims that are entitled to receive distributions under the Plan, and shall make further distributions to holders of Claims that subsequently are determined to be Allowed Claims provided, however, that Allowed DIP Facility Claims shall be paid in Cash, in full, on or prior to the Effective Date. For purposes of determining the accrual of interest or rights in respect of any other payment from and after the Effective Date, the New Common Stock and Convertible Preferred Stock to be issued under the Plan shall be deemed issued as of the Effective Date regardless of the date on which they are actually dated or distributed.
B. Pro Rata Distributions
     Distributions allocated on a pro rata basis shall be calculated based solely on Allowed Claims.
C. Delivery of Distributions
     1. Delivery of Distributions
          (a) Distributions to holders of Allowed Claims, other than Allowed Canadian General Unsecured Claims, shall be made through DTC to the Nominee of the holder of such Claim to the extent possible; provided, however, that the manner of such distributions shall be determined at the reasonable discretion of the Debtors or Reorganized Debtors, as the case may be.
          (b) For distribution delivery purposes only, the Debtors shall identify the Nominee for holders of Allowed Other General Unsecured Claims and Second Lien Facility Claims in the Plan Supplement.
          (c) The Claims and Solicitation Agent shall make all distributions of Cash to holders of Allowed Canadian General Unsecured Claims.
     2. Address of Record
     The address of the holder of a Claim shall be, for purposes of distributions made pursuant to the Plan, the address set forth in any proof of Claim filed by such holder, or, in the absence of such a proof of Claim, the address set forth in the Debtors’ or Reorganized Debtors’ books and records.
     3. Undeliverable Distributions
          (a) Holding of Certain Undeliverable Distributions
     If any distribution to a holder of an Allowed Claim is returned to the Reorganized Debtors as undeliverable, no further distributions shall be made to such holder unless and until the Reorganized Debtors are notified in writing of such holder’s then-current address. Undeliverable distributions shall remain in the possession of the Reorganized Debtors, subject to Article VI.C.3(b), until such time as any such distributions become deliverable. Undeliverable Cash shall not be entitled to any interest, dividends or other accruals of any kind. As soon as reasonably practicable, the Reorganized Debtors shall make all distributions that become deliverable.
          (b) Failure to Claim Undeliverable Distributions
     In an effort to ensure that all holders of Allowed Claims receive their allocated distributions, the Reorganized Debtors will file with the Bankruptcy Court sixty (60) days after the Effective Date a listing of the holders of undeliverable distributions. This list will be maintained for as long as the bankruptcy case stays open. Any holder of an Allowed Claim, irrespective of when a Claim became an Allowed Claim, that does not assert a Claim pursuant hereto for an undeliverable distribution (regardless of when not deliverable) within the later of (i) one (1) year after the Effective Date, and (ii) sixty (60) days after the date such Claim becomes an Allowed Claim, shall have its Claim for such undeliverable distribution discharged and shall be forever barred from asserting any such Claim against the Reorganized Debtors or their property. In such cases: (i) any Cash held for distribution on account of such Claims shall be property of the Reorganized Debtors, free of any restrictions thereon; and (ii) any New Common Stock or Convertible Preferred Stock reserved for issuance on account of such Claims shall be canceled and of no further force or effect. Nothing contained herein shall require the Reorganized Debtors to attempt to locate any holder of an Allowed Claim.

     4. Distributions Withheld for Disputed Claims
     The Debtors shall reserve Cash or New Common Stock, as applicable, from distributions to holders of Allowed Senior Notes Claims and Allowed Other General Unsecured Claims equal to the distributions to which holders of Disputed Other General Unsecured Claims would be entitled if such Disputed Other General Unsecured Claims become Allowed Claims.
     5. Compliance with Tax Requirements/Allocations
     In connection with the Plan, to the extent applicable, the Reorganized Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all distributions pursuant hereto shall be subject to such withholding and reporting requirements. For tax purposes, distributions received by holders in full or partial satisfaction of Allowed Claims will be allocated first to unpaid interest that accrued on such Claims, with any excess allocated to the principal amount of Allowed Claims.
D. Timing of Distributions
     Distributions shall be made on the dates set forth in Article II, Article III, and Article VII.
E. Minimum Distribution
     Any other provision of the Plan notwithstanding, the Debtors or Reorganized Debtors, as the case may be, will not be required to make distributions of Cash, New Common Stock or Convertible Preferred Stock less than $50 in value, and each such Claim to which this limitation applies shall be discharged pursuant to Article IX.E, and its holder forever barred pursuant to Article IX.F from asserting that Claim against the Reorganized Debtors or their property.
F. Setoffs
     The Debtors and the Reorganized Debtors may, pursuant to section 553 of the Bankruptcy Code or applicable non-bankruptcy law, set off against any Allowed Claim and the distributions to be made pursuant hereto on account of such Allowed Claim (before any distribution is made on account of such Allowed Claim), the equity interests, rights and Causes of Action of any nature that the Debtors or the Reorganized Debtors may hold against the holder of any such Allowed Claim; provided that neither the failure to effect such a setoff nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtors or the Reorganized Debtors of any such equity interests, rights and Causes of Action that the Debtors or the Reorganized Debtors may possess against any such holder, except as specifically provided herein.
ARTICLE VII.
PROCEDURES FOR RESOLVING DISPUTED, CONTINGENT
AND UNLIQUIDATED CLAIMS OR EQUITY INTERESTS
A. Resolution of Disputed Claims
     1. Prosecution of Claims Objections and Required New Board Approvals
          (a) The Debtors, prior to the Effective Date, and thereafter the Reorganized Debtors, shall have the exclusive authority to file objections on or before the Claims Objection Bar Date, settle, compromise, withdraw or litigate to judgment objections to any and all Claims, regardless of whether classified or otherwise, and to seek subordination of any Claim pursuant to section 510 of the Bankruptcy Code or any other authority. From and after the Effective Date, the Reorganized Debtors may settle or compromise any Cause of Action or Claim without any further notice to or approval of the Bankruptcy Court.
          (b) No Disputed Other General Unsecured Claim of $100,000 or more shall be settled or compromised by the Reorganized Debtors without the specific approval of the New Board.

     2. Claims Estimation
     The Debtors or Reorganized Debtors may, at any time, request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to section 502(c) of the Bankruptcy Code regardless of whether the Debtors or the Reorganized Debtors have previously objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim, including during the pendency of any appeal relating to any such objection. In the event that the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors or the Reorganized Debtors may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not necessarily exclusive of one another. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.
     3. Payments and Distributions on Disputed Claims
     Notwithstanding any provision herein to the contrary, except as otherwise agreed by the Reorganized Debtors in their sole discretion, no partial payments and no partial distributions will be made with respect to a Disputed Claim until the resolution of any such disputes by settlement or Final Order. On the date or, if such date is not a Business Day, on the next successive Business Day that is twenty (20) calendar days after the end of the calendar quarter in which a Disputed Claim becomes an Allowed Claim, the holder of such Allowed Claim will receive all payments and distributions to which that holder is then entitled under the Plan. Notwithstanding the foregoing, any holder of both an Allowed Claim and a Disputed Claim in the same Class of Claims will not receive payment or distribution in satisfaction of any such Allowed Claim, except as otherwise agreed by the Reorganized Debtors in their sole discretion or ordered by the Bankruptcy Court, until all such Disputed Claims are resolved by settlement or Final Order. In the event that there are Claims that require adjudication or other resolution, the Debtors and Reorganized Debtors reserve the right to, or shall upon an order of the Bankruptcy Court, establish appropriate reserves for potential payment of any such Claims.
B. Claims Allowance
     Except as expressly provided herein or in any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), no Claim shall be deemed Allowed unless and until such Claim is deemed Allowed under the Plan or the Bankruptcy Code or the Bankruptcy Court has entered a Final Order (including the Confirmation Order) in the Chapter 11 Cases allowing such Claim. Except as expressly provided in the Plan or any order entered in the Chapter 11 Cases prior to the Effective Date (including the Confirmation Order), the Reorganized Debtors will have and shall retain after the Effective Date any and all rights and defenses that the Debtors had with respect to any Claim as of the Petition Date. All Claims of any Entity subject to section 502(d) of the Bankruptcy Code shall be deemed disallowed as of the Effective Date unless and until such Entity pays in full the amount that it owes such Debtor or Reorganized Debtor, as the case may be.
C. Allowed Claims
     Entry of the Confirmation Order shall deem, for all purposes in the Chapter 11 Cases: (1) DIP Facility Claims to be Allowed DIP Facility Claims in the outstanding amount due and owing under each DIP Facility as of the Effective Date, including, without limitation, all Obligations as such term is defined in each DIP Facility and shall include the principal of, interest on, fees and other charges owing in respect of such amounts (including without limitation, all indemnity claims not yet due and owing, all reasonable attorneys’, accountants, financial advisors’ and other fees and expenses that are chargeable or reimbursable under each DIP Facility) and Obligations in respect of letters of credit, if any, pursuant to the Final DIP Orders, as of the Effective Date; (2) Second Lien Facility Claims to be Allowed Second Lien Facility Claims in the amount of $225,000,000, plus outstanding interest at the Base Rate accruing since the Petition Date, fees and expenses payable, but not otherwise paid, as of the Effective Date; (3) Senior Notes Claims to be Allowed Senior Notes Claims in the amount of $418,687,500; (4) Subordinated Notes Claims to be Allowed Subordinated Notes Claims in the amount of $560,718,785; and (5) Convertible Subordinated Debentures Claims to be Allowed Convertible Subordinated Debentures Claims in the amount of $58,336,856. Notwithstanding anything else herein to the contrary, the professional fees and expenses of the advisors to the Second Lien Group, as well as the Prepetition Second Priority Agents (including contractual agent fees and the fees and expenses of lead and local counsel) shall continue to be paid in full, in cash as provided in the Final DIP Orders.
ARTICLE VIII.
CONDITIONS PRECEDENT TO THE EFFECTIVE DATE
A. Conditions Precedent to the Effective Date
     The following are conditions precedent to the Effective Date that must be satisfied or waived in accordance with Article VIII.B:
     1. The New Organizational Documents shall have been, as applicable: (a) delivered or tendered for delivery; (b) executed; (c) consummated; and/or (d) filed.
     2. The New Board shall have been appointed in accordance with Article IV.G.2(a).
     3. The New Money Second Lien Loan shall have been consummated.
     4. The Exit Credit Facility shall have been consummated.
     5. The Canadian Recognition Order shall have been issued; provided, however, that entry of the Canadian Recognition Order shall only be a condition to the Effective Date with regard to those Debtors incorporated, formed or otherwise organized under Canadian law.
B. Waiver of Conditions
     The Debtors may, at any time, with the consent of the Creditors’ Committee and the Second Lien Group, which consent shall not be unreasonably withheld, waive any of the conditions to the Effective Date set forth in Article VIII.A without notice to or order of the Bankruptcy Court.
C. Non-Occurrence of Conditions
     If the Effective Date does not occur on or before August 31, 2008, or such other later date as the Debtors, in consultation with the Creditors’ Committee and Second Lien Group may determine upon notice to the Bankruptcy Court, the Plan shall be null and void in all respects, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Cause of Action or Claim; (2) constitute an admission, acknowledgment, offer or undertaking in any respect by any party, including the Debtors; or (3) otherwise prejudice in any manner the rights of any party, including the Debtors.
ARTICLE IX.
RELEASE, INJUNCTIVE AND RELATED PROVISIONS
A. Compromise and Settlement
     Pursuant to section 363 of the Bankruptcy Code and Fed.R.Bankr.P. 9019, and in consideration for the distributions and other benefits provided pursuant to the Plan, the provisions of the Plan shall constitute a good faith compromise of all Claims and Equity Interests. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the compromise or settlement of all Claims and Equity Interests, as well as a finding by the Bankruptcy Court that such compromise or settlement is fair, equitable, reasonable, and in the best interests of the Debtors, Estates, and holders of Claims and Equity Interests.
B. Releases
     1. Releases by the Debtors. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, for the good and valuable consideration provided by each of the Releasees, including, but not limited to: (a) the discharge of debt and all other good and valuable consideration paid pursuant to the Plan or otherwise; and (b) the services of the Debtors’ present and former officers and directors as of the Petition Date or thereafter in facilitating the expeditious implementation of the restructuring contemplated by the Plan, and in view of the indemnification pursuant to Article V.D; each of the Debtors hereby provides a full discharge and release to the Releasees (and each such Releasee so released shall be deemed released and discharged by the Debtors) and their respective properties from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors or the Reorganized Debtors would have been legally entitled to assert (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or Estates and further including those in any way related to the Commitment Letter, Exit Facility, New Money Second Lien Loan, New Organizational Documents, Chapter 11 Cases, the Original Plan or the Plan; provided, however, that the foregoing provisions of this Article IX.B.1 shall not operate to waive or release from any Causes of Action expressly set forth in and preserved by the Plan or Plan Supplement or any defenses thereto; provided, further, however that the foregoing provisions of this Article IX.B.1 shall not operate to waive or release any Causes of Action accrued by the Debtors in the ordinary course of business against holders of Other General Unsecured Claims.
     2. Third Party Release. Notwithstanding anything contained in the Plan to the contrary, as of the Effective Date, the Releasing Parties hereby provide a full discharge and release (and each Entity so released shall be deemed released by the Releasing Parties) to the Releasees and each of their respective Representatives (each of the foregoing in its individual capacity as such), and their respective property from any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including those in any way related to formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, Original Plan, Disclosure Statement, Commitment Letter, New Organizational Documents, New Money Second Lien Loan, Exit Credit Facility or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing provisions of this Article IX.B.2 shall not operate to waive or release any of the Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or Plan Supplement or any defenses thereto; provided, further, however, that the foregoing provisions of this Article IX.B.2 shall not operate to waive or release any Allowed Claims of Releasing Parties treated under the Plan.
     3. Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases set forth in this Article IX.B pursuant to Fed.R.Bankr.P. 9019 and its finding that they are: (a) in exchange for good and valuable consideration, representing a good faith settlement and compromise of the Claims and Causes of Action thereby released; (b) in the best interests of the Debtors and all holders of Claims; (c) fair, equitable, and reasonable; (d) approved after due notice and opportunity for hearing; and (e) a bar to any of the Debtors, Reorganized Debtors or Releasing Parties asserting any Claim or Cause of Action thereby released.
C. Exculpation
     Notwithstanding anything contained in the Plan to the contrary, the Exculpated Parties shall neither have nor incur any liability to any Entity for any and all Claims, Causes of Action and any other debts, obligations, rights, suits, damages, actions, remedies, and liabilities whatsoever, whether known or unknown, foreseen or unforeseen, existing as of the Effective Date or thereafter arising, in law, at equity, whether for tort, contract, violations of federal or state securities laws, or otherwise, based in whole or in part upon any act or omission, transaction, or other occurrence or circumstances existing or taking place prior to or on the Effective Date arising from or related in any way to the Debtors, including, without limitation, those that any of the Debtors or the Reorganized Debtors would have been legally entitled to assert (whether individually or collectively) or that any holder of a Claim or Equity Interest or other Entity would have been legally entitled to assert for or on behalf of any of the Debtors or Estates and further including those in any way related to the Commitment Letters, New Organizational Documents, Chapter 11 Cases, the Original Plan, or the Plan arising on or after the Petition Date, including any act taken or omitted to be taken in connection with, or related to, formulating, negotiating, preparing, disseminating, implementing, administering, confirming or consummating the Plan, New Money Second Lien Loan, Exit Credit Facility, the Disclosure Statement, New Organizational Documents, Commitment Letters, DIP Facility, or any other contract, instrument, release or other agreement or document created or entered into in connection with the Plan, Original Plan or any other postpetition act taken or omitted to be taken in connection with or in contemplation of the restructuring of the Debtors; provided, however, that the foregoing provisions of this Article IX.C shall have no effect on the liability of any Entity that results from any such act or omission that is determined in a Final Order to have constituted gross negligence or willful misconduct; provided, further, however that each Exculpated Party shall be entitled to rely upon the advice of counsel concerning its duties pursuant to, or in connection with, the above referenced documents; provided, further, however that the foregoing provisions of this Article IX.C shall not apply to any acts, omissions, Claims, Causes of Action or other obligations expressly set forth in and preserved by the Plan or Plan Supplement or any defenses thereto.
D. Preservation of Rights of Action
     1. Vesting of Causes of Action
          (a) Except as otherwise provided in the Plan or Confirmation Order, in accordance with section 1123(b)(3) of the Bankruptcy Code, any Causes of Action that the Debtors may hold against any Entity shall vest upon the Effective Date in the Reorganized Debtors.
          (b) Except as otherwise provided in the Plan or Confirmation Order, after the Effective Date, the Reorganized Debtors shall have the exclusive right to institute, prosecute, abandon, settle, or compromise any Causes of Action, in their sole discretion and without further order of the Bankruptcy Court, in any court or other tribunal, including, without limitation, in an adversary proceeding filed in one or more of the Chapter 11 Cases provided, however, no Cause of Action of $100,000 or more shall be settled or compromised by the Reorganized Debtors without the specific approval of the New Board.
          (c) Causes of Action and any recoveries therefrom shall remain the sole property of the Debtors and Reorganized Debtors, as the case may be, and holders of Claims shall have no right to any such recovery.
     2. Preservation of All Causes of Action Not Expressly Settled or Released
          (a) Unless a Cause of Action against a holder or other Entity is expressly waived, relinquished, released, compromised or settled in the Plan or any Final Order (including the Confirmation Order), the Debtors expressly reserve such Cause of Action for later adjudication by the Debtors or the Reorganized Debtors (including, without limitation, Causes of Action not specifically identified or described in the Plan Supplement or elsewhere or of which the Debtors may presently be unaware or which may arise or exist by reason of additional facts or circumstances unknown to the Debtors at this time or facts or circumstances which may change or be different from those the Debtors now believe to exist) and, therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, waiver, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the entry of the Confirmation Order or Effective Date based on the Disclosure Statement, Plan or Confirmation Order, except where such Causes of Action have been released in the Plan (including, without limitation, and for the avoidance of doubt, the releases contained in Article IX.B.1) or any other Final Order (including the Confirmation Order). In addition, the Debtors and Reorganized Debtors expressly reserve the right to pursue or adopt any claims alleged in any lawsuit in which the Debtors are a defendant or an interested party, against any Entity, including, without limitation, the plaintiffs or co-defendants in such lawsuits.

          (b) Subject to the immediately preceding paragraph, any Entity to whom the Debtors have incurred an obligation (whether on account of services, purchase or sale of goods or otherwise), or who has received services from the Debtors or a transfer of money or property of the Debtors, or who has transacted business with the Debtors, or leased equipment or property from the Debtors should assume that any such obligation, transfer, or transaction may be reviewed by the Reorganized Debtors subsequent to the Effective Date and may be the subject of an action after the Effective Date, regardless of whether: (i) such Entity has filed a proof of claim against the Debtors in the Chapter 11 Cases; (ii) the Debtors or Reorganized Debtors have objected to any such Entity’s proof of claim; (iii) any such Entity’s Claim was included in the Schedules; (iv) the Debtors or Reorganized Debtors have objected to any such Entity’s scheduled Claim; or (v) any such Entity’s scheduled Claim has been identified by the Debtors or Reorganized Debtors as disputed, contingent, or unliquidated.
     3. Potential Second Lien Litigation
     After the Effective Date: (a) the Debtors and Reorganized Debtors may not pursue the Second Lien Litigation; (b) any Cause of Action arising from or related to the Second Lien Litigation shall be relinquished, released and discharged; and (c) no other Entity, including, but not limited to, the Creditors’ Committee, Senior Notes Indenture Trustee, Subordinated Notes Indentures Trustee, Convertible Subordinated Indenture Trustee, and any holders of Claims, may maintain any action based on the Second Lien Litigation.
     4. Surviving Post-Effective Date DIP Facility Obligations
     Notwithstanding anything contained in this Plan, after the Effective Date, those obligations and agreements of the Debtors that expressly survive payment of the “Loans” and/or termination of “Commitments” set forth in Section 10.9 of the “Replacement Term DIP Agreement” and Section 10.9 of the “Postpetition Revolving Credit Agreement” (as each of those terms is defined in the Final DIP Orders) shall be unsecured obligations and agreements solely of the Reorganized Debtors. All such surviving obligations and agreements, for purposes of Article IX.B.2 and Article IX.C, are deemed to be expressly set forth and preserved, and no provision of Article IX.F shall enjoin or limit the enforcement thereof by any DIP Lender. Nothing herein shall prevent any DIP Lender from seeking an injunction from the Bankruptcy Court to enforce the terms of the Plan.
E. Discharge of Claims and Termination of Equity Interests
     Except as otherwise provided herein, and irrespective of any prior orders of this or any other court of competent jurisdiction, on the Effective Date, and effective as of the Effective Date: (1) the rights afforded in the Plan and the treatment of all Claims and Equity Interests herein shall be in exchange for and in complete satisfaction, discharge and release of all Claims and Equity Interests of any nature whatsoever, including any interest accrued on such Claims from and after the Petition Date, against the Debtors and Debtors-in-Possession, or any of their assets, property or Estates; (2) the Plan shall bind all holders of Claims and Equity Interests, regardless of whether any such holders failed to vote to accept or reject the Plan or voted to reject the Plan; and (3) all Claims against and Equity Interests in the Debtors and Debtors-in-Possession shall be satisfied, discharged and released in full, and the Debtors’ liability with respect thereto shall be extinguished completely, including, without limitation, any liability of the kind specified under section 502(g) of the Bankruptcy Code; provided, however, that nothing in this Plan shall discharge any liabilities of the Debtors, or Reorganized Debtors, as the case may be, arising after the entry of the Confirmation Order or that is not otherwise a claim within the meaning of section 101(5) of the Bankruptcy Code, nor shall the Plan preclude a governmental entity from asserting any such liabilities against the Reorganized Debtors; provided, further, however that nothing in the Plan shall discharge any liability to a governmental entity under applicable environmental laws that a Reorganized Debtor or any other Entity may have as the owner or operator of real property on and after the entry of the Confirmation Order.
F. Injunction
     1. From and after the Effective Date, all Entities are permanently enjoined from commencing or continuing in any manner against the Debtors or Reorganized Debtors, their successors and assigns, and their assets and properties, as the case may be, any suit, action or other proceeding, on account of or respecting any Claim, demand, liability, obligation, debt, right, Cause of Action, interest or remedy released or to be released pursuant to the Plan or the Confirmation Order.

     2. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, from and after the Effective Date, all Entities shall be precluded from asserting against the Debtors, Debtors-in-Possession, Estates, Reorganized Debtors, their successors and assigns, and their assets and properties, any other Claims or Equity Interests based upon any documents, instruments, or any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date.
     3. The rights afforded in the Plan and the treatment of all Claims and Equity Interests in the Plan shall be in exchange for and in complete satisfaction of Claims and Equity Interests of any nature whatsoever, including any interest accrued on Claims from and after the Petition Date, against the Debtors or any of their assets or properties. On the Effective Date, all such Claims against, and Equity Interests in, the Debtors shall be satisfied and released in full.
     4. Except as otherwise expressly provided for in the Plan or in obligations issued pursuant to the Plan, all Parties and Entities are permanently enjoined, on and after the Effective Date, on account of any Claim or Equity Interest satisfied and released hereby, from:
          (a) commencing or continuing in any manner any action or other proceeding of any kind against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;
          (b) enforcing, attaching, collecting or recovering by any manner or means any judgment, award, decree or order against any Debtor or any Reorganized Debtor, their successors and assigns, and their assets and properties;
          (c) creating, perfecting, or enforcing any encumbrance of any kind against any Debtor or any Reorganized Debtor or the property or estate of any Debtor or any Reorganized Debtor;
          (d) asserting any right of setoff, subrogation or recoupment of any kind against any obligation due from any Debtor or any Reorganized Debtor or against the property or estate of any the Debtors or any of Reorganized Debtors, except to the extent a right to setoff, recoupment or subrogation is asserted with respect to a timely filed proof of claim or as an affirmative defense to a Cause of Action or claim asserted by a Debtor or Reorganized Debtor against such party; or
          (e) commencing or continuing in any manner any action or other proceeding of any kind in respect of any Claim or Equity Interest or Cause of Action released or settled hereunder.
ARTICLE X.
RETENTION OF JURISDICTION
     Notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors and the Plan as is legally permissible, including, but not limited to, jurisdiction to:
     1. allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of Claims or Equity Interests;
     2. grant or deny any applications for allowance of compensation or reimbursement of expenses authorized pursuant to the Bankruptcy Code or the Plan, for periods ending on or before the Effective Date;
     3. resolve any matters related to the assumption, assignment or rejection of any executory contract or unexpired lease to which a Debtor is party or with respect to which a Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom, including those matters related to any amendment to the

Plan after the Effective Date pursuant to Article XI.D adding executory contracts or unexpired leases to the list of executory contracts and unexpired leases to be assumed;
     4. ensure that distributions to holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;
     5. decide or resolve any motions, adversary proceedings, contested or litigated matters and any other matters and grant or deny any applications involving a Debtor that may be pending on the Effective Date or instituted by the Reorganized Debtors after the Effective Date, provided, however, that the Reorganized Debtors shall reserve the right to commence actions in all appropriate jurisdictions;
     6. enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan, the New Organizational Documents and all other contracts, instruments, releases, indentures and other agreements or documents adopted in connection with the Plan, Plan Supplement or the Disclosure Statement;
     7. resolve any cases, controversies, suits or disputes that may arise in connection with the Effective Date, interpretation or enforcement of the Plan or any Entity’s obligations incurred in connection with the Plan;
     8. resolve and determine any future indemnification claims of the DIP Lenders and DIP Agents, if any.
     9. issue injunctions, enforce them, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the Effective Date or enforcement of the Plan, except as otherwise provided in the Plan;
     10. enforce Article IX.A, Article IX.B.2 and Article IX.C;
     11. enforce the Injunction set forth in Article IX.F;
     12. resolve any cases, controversies, suits or disputes with respect to the releases, injunction and other provisions contained in Article IX, and enter such orders as may be necessary or appropriate to implement or enforce all such releases, injunctions and other provisions;
     13. enter and implement such orders as necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;
     14. resolve any other matters that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order or any contract, instrument, release, indenture or other agreement or document adopted in connection with the Plan or the Disclosure Statement; and
     15. enter an order and/or the decree contemplated in Fed.R.Bankr.P. 3022 concluding the Chapter 11 Cases.
ARTICLE XI.
MISCELLANEOUS PROVISIONS
A. Dissolution of Creditors’ Committee
     1. The Creditors’ Committee shall continue in existence until the Effective Date, shall continue to exercise those powers and perform those duties specified in section 1103 of the Bankruptcy Code, and shall perform such other duties as it may have been assigned by the Bankruptcy Court prior to the Effective Date.
     2. On the Effective Date, the Creditors’ Committee shall be dissolved and its members shall be deemed released of all of their duties, responsibilities and obligations in connection with the Chapter 11 Cases or the Plan and its implementation, and the retention or employment of the Creditors’ Committee’s attorneys, financial advisors, and other agents shall terminate except as provided in Article XI.A.3.

     3. Notwithstanding anything in this Article XI.A, the Creditors’ Committee shall continue to have standing and a right to be heard with respect to: (a) claims for Accrued Professional Compensation of all Retained Professionals; (b) any appeals of the Confirmation Order; (c) any adversary proceedings or contested matters pending as of the Effective Date to which it is a party. All reasonable fees and expenses incurred therein shall be paid by the Debtors or Reorganized Debtors, as applicable, without further order of the Bankruptcy Court.
B. Post-Confirmation, Pre-Effective Date Professionals’ Fees and Final Fee Applications
     1. The Debtors or Reorganized Debtors, as the case may be, may pay reasonable, documented fees of Retained Professionals incurred after the entry of the Confirmation Order, and prior to the Effective Date, without further order of the Bankruptcy Court.
     2. The deadline for submission by Retained Professionals of applications for Bankruptcy Court approval of Accrued Professional Compensation shall be sixty (60) days after the Effective Date, and all such applications shall be subject, to the extent applicable, to the procedures set forth in the Fee Auditor Order.
C. Payment of Statutory Fees
     All fees payable pursuant to section 1930 of title 28 of the United States Code after the Effective Date, as determined by the Bankruptcy Court at a hearing pursuant to section 1128 of the Bankruptcy Code, shall be paid prior to the closing of the Chapter 11 Cases on the earlier of when due or the Effective Date, or as soon thereafter as practicable.
D. Modification of Plan
     Subject to the limitations contained in the Plan: (1) the Debtors reserve the right, in consultation with the Second Lien Group and the Creditors’ Committee, accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend or modify the Plan prior to the entry of the Confirmation Order, including amendments or modifications to satisfy section 1129(b) of the Bankruptcy Code; and (2) after the entry of the Confirmation Order, the Debtors or the Reorganized Debtors, as the case may be, may, in consultation with the Second Lien Group and the Creditors’ Committee, and upon order of the Bankruptcy Court, amend or modify the Plan, in accordance with section 1127(b) of the Bankruptcy Code.
E. Revocation of Plan
     The Debtors reserve the right, in consultation with the Second Lien Group and the Creditors’ Committee, to revoke or withdraw the Plan prior to the entry of the Confirmation Order and to file subsequent plans of reorganization. If the Debtors revoke or withdraw the Plan, or if entry of the Confirmation Order or the Effective Date does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption or rejection of executory contracts or leases effected by the Plan, and any document or agreement executed pursuant hereto shall be deemed null and void; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any claims by or against, or any Equity Interests in, such Debtor or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission of any sort by the Debtors or any other Entity.
F. Successors and Assigns
     The rights, benefits and obligations of any Entity named or referred to herein shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Entity.
G. Governing Law
     Except to the extent that the Bankruptcy Code or Bankruptcy Rules apply, and subject to the provisions of any contract, instrument, release, indenture or other agreement or document entered into in connection herewith, the rights and obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the state of Delaware, without giving effect to the principles of conflict of laws thereof.

H. Reservation of Rights
     Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by a Debtor or any Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) any Debtor with respect to the holders of Claims or Equity Interests or other parties-in-interest; or (2) any holder of a Claim or other party-in-interest prior to the Effective Date.
I. Section 1146 Exemption
     Pursuant to section 1146(a) of the Bankruptcy Code, any transfers of property pursuant hereto shall not be subject to any stamp tax or other similar tax or governmental assessment in the United States, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation instruments or other documents pursuant to such transfers of property without the payment of any such tax or governmental assessment.
J. Section 1125(e) Good Faith Compliance
     The Debtors, Reorganized Debtors, Commitment Parties, Second Lien Group, Creditors’ Committee, Canadian Information Officer, and each of their respective Representatives, shall be deemed to have acted in “good faith” under section 1125(e) of the Bankruptcy Code.
K. Further Assurances
     The Debtors, Reorganized Debtors, all holders of Claims receiving distributions hereunder and all other parties-in-interest shall, from time to time, prepare, execute and deliver any agreements or documents and take any other actions as may be necessary or advisable to effectuate the provisions and intent of the Plan or the Confirmation Order.
L. Service of Documents
     Any pleading, notice or other document required by the Plan to be served on or delivered to the Debtors or Reorganized Debtors shall be sent by first class U.S. mail, postage prepaid to:
Dura Automotive Systems, Inc.
2791 Research Drive
Rochester Hills, MI 48309
Attn: Lawrence A. Denton, Chief Executive Officer
with a copy to:
Kirkland & Ellis LLP
200 E. Randolph Drive
Chicago, Illinois 60601
Attn: Marc Kieselstein, P.C., and Roger J. Higgins
M. Filing of Additional Documents
     On or before the Effective Date, the Debtors may file with the Bankruptcy Court all agreements and other documents that may be necessary or appropriate to effectuate and further evidence the terms and conditions hereof.
N. No Stay of Confirmation Order
     The Confirmation Order shall contain a waiver of any stay of enforcement otherwise applicable, including pursuant to Fed.R.Bankr.P. 3020(e) and 7062.

O. Aid and Recognition
     The Debtors or Reorganized Debtors, as the case may be, shall, as needed to effect the terms hereof, request the aid and recognition of any court or judicial, regulatory or administrative body in any province or territory of Canada or any other nation or state.
* * * * *